Exhibit 99.1

ITC Reports Fourth Quarter and Year Ended 2014 Results

Highlights

•              Full-year 2014 operating earnings of $1.85 per diluted common share; full-year 2014 reported earnings of $1.54 per diluted common share

•              Fourth quarter 2014 operating earnings of $0.48 per diluted common share; fourth quarter 2014 reported earnings of $0.30 per diluted common share

•              Full-year 2014 capital investments of $794.0 million

•              Reaffirmed 2015 operating earnings per share guidance of $2.00 to $2.15 per diluted share and capital investment guidance of $710 to $810 million

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$231,097	$255,369	$1,023,048	$941,272
REPORTED NET INCOME	$46,738	$76,937	$244,083	$233,506
OPERATING EARNINGS	$75,913	$69,958	$292,039	$258,602
REPORTED DILUTED EPS	$0.30	$0.48	$1.54	$1.47
OPERATING DILUTED EPS	$0.48	$0.44	$1.85	$1.63

NOVI, Mich., February 26, 2015 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the fourth quarter and year ended December 31, 2014.

Reported net income for the fourth quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $46.7 million, or $0.30 per diluted common share, compared to $76.9 million or $0.48 per diluted common share for the fourth quarter of 2013. For the year ended December 31, 2014, reported net income was $244.1 million, or $1.54 per diluted common share, compared to $233.5 million, or $1.47 per diluted common share for the same period last year.

Operating earnings for the fourth quarter were $75.9 million, or $0.48 per diluted common share, compared to operating earnings of $70.0 million, or $0.44 per diluted common share for the fourth quarter of 2013. For the year ended December 31, 2014, operating earnings were $292.0 million, or $1.85 per diluted common share, compared to operating earnings of $258.6 million, or $1.63 per diluted common share for the same period last year.

ITC invested $794.0 million in capital projects at its operating companies during the year ended December 31, 2014, including $252.3 million at ITCTransmission, $126.4 million at METC, $286.3 million at ITC Midwest, $128.5 million at ITC Great Plains and $0.5 million of Development.

“2014 was another year of solid execution for ITC as we continued to deliver reliable and consistent service to our customers and drive value for our investors,” said Joseph L. Welch, chairman, president and CEO of ITC. “We achieved another year of top tier system performance, double-digit annual operating earnings and dividend growth and we made significant strides in expanding and diversifying our development portfolio. Our recent reorganization increases focus on our core operations and development initiatives, and positions the company well to deliver on our five-year plan.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              The Entergy Corporation transaction expenses of approximately $0.1 million for the fourth quarter of 2014 and a gain of $7.1 million, or $0.04 per diluted common share, for the fourth quarter of 2013 due primarily to the recognition of tax benefits for Entergy costs upon the termination of the merger in the fourth quarter of 2013 that were previously deemed non-deductible. These expenses total $0.7 million, or $0.01 per diluted common share, for the year ended December 31, 2014 and $24.8 million, or $0.16 per diluted common share, for the year ended December 31, 2013.

2.              Certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012 of approximately $0.1 million for the fourth quarter of 2013. These expenses totaled approximately $0.1 million and $0.3 million for the year ended December 31, 2014 and 2013, respectively.

3.              Loss on extinguishment of debt associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014. The impact of this item totaled $0.2 million for the fourth quarter of 2014 and $18.2 million, or $0.12 per diluted common share, for the year ended December 31, 2014.

4.              Refund liability associated with the MISO regional base ROE rate of approximately $28.9 million, or $0.18 per diluted common share, for the fourth quarter and year ended December 31, 2014. The refund liability reflects the estimated refund obligation for the period of November 12, 2013 through December 31, 2014 associated with the MISO regional base ROE rate 206 complaint filed in November 2013.

Operating earnings for the fourth quarter and for the year ended December 31, 2014 increased by $6.0 million, or $0.04 per diluted common share, and $33.4 million, or $0.22 per diluted common share, compared with the same periods last year. The increases in both periods were largely attributable to higher income associated with increased rate base at our operating companies, partially offset by higher non-recoverable expenses associated with development initiatives.

Share Repurchase

In April 2014, the Board of Directors authorized a share repurchase program for up to $250.0 million, which expires in December 2015. On June 20, 2014, ITC announced an accelerated share repurchase of up to $150 million (minimum of $130 million), which was finalized on December 22, 2014. In total, ITC repurchased $130 million of shares, or approximately 3.6 million shares at a volume weighted average price of $36.56.

Balance Sheet Activities

On November 26, 2014, ITC Great Plains issued $150.0 million of 4.16% First Mortgage Bonds, Series A, due November 26, 2044. The proceeds were used to repay the $100.0 million borrowed under the ITC Great Plains’ term loan credit agreement and for general corporate purposes, including the repayment of borrowings under the ITC Great Plains’ revolving credit agreement. ITC Great Plains’ first mortgage bonds are issued under its first mortgage and deed of trust and secured by a first mortgage lien on substantially all of its property.

On December 17, 2014, METC issued $150.0 million of 4.19% Senior Secured Notes, due December 15, 2044. The proceeds were used to repay the $50.0 million of 6.63% Senior Secured Notes due December 18, 2014 and the $50.0 million borrowed under METC’s term loan credit agreement and for general corporate purposes, including the repayment of borrowings under METC’s revolving credit agreement. The METC Senior Secured Notes are issued under its first mortgage indenture and secured by a first mortgage lien on substantially all of its real property and tangible personal property.

2015 EPS and Capital Investment Guidance

For 2015, ITC is reaffirming its full year operating earnings per share guidance of $2.00 to $2.15. ITC is also reaffirming its 2015 capital investment guidance range of $710 to $810 million, which includes $170 to $200 million for ITCTransmission, $150 to $170 million for METC, $380 to $405 million for ITC Midwest, $10 to $25 million for ITC Great Plains and up to $10 million of Development.

Fourth Quarter 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the fourth quarter of 2014 increased to $278.0 million compared to $255.4 million for the fourth quarter of 2013. Amounts reported for the fourth quarter of 2014 exclude approximately $46.9 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by the Midcontinent ISO (MISO) as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $31.9 million were $3.0 million higher than the same period in 2013. This increase was primarily due to higher vegetation management requirements for the quarter.

General and administrative (G&A) expenses of $27.9 million were $1.5 million lower compared to the same period in 2013. Amounts reported for the fourth quarter 2013 exclude $8.9 million of pre-tax expenses related to the Entergy transaction. This decrease was primarily due to lower incentive-based compensation partially offset by higher professional services such as legal, advisory and financial services fees for various development initiatives.

Depreciation and amortization expenses of $33.4 million increased by $2.4 million compared to the same period in 2013 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $19.1 million were $2.8 million higher than the same period in 2013. This increase was due to 2013 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property tax calculations.

Interest expense of $47.2 million increased by $4.4 million compared to the same period in 2013. Amounts reported for the fourth quarter 2014 and 2013 exclude pre-tax expenses related to the adjustments to operating earnings of $0.9 million and $2.0 million, respectively. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the fourth quarter of 2014 was 39.0 percent compared to 37.2 percent for the same period last year. Amounts reported for the fourth quarter of 2014 and 2013 exclude approximately $18.8 million and $17.9 million, respectively, associated with adjustments to operating earnings.

Year End 2014 Operating Earnings Financial Results Detail

ITC’s operating revenues for the year ended December 31, 2014 increased to $1,070.0 million compared to $941.3 million from the same period last year. Amounts reported for the year ended December 31, 2014 exclude approximately $46.9 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $111.6 million were $1.2 million lower for the year ended December 31, 2014 compared to the same period in 2013. This decrease was primarily due to lower vegetation management requirements for the full year period.

G&A expenses of $113.9 million were $15.7 million higher compared to the same period in 2013. Amounts reported for the year ended December 31, 2014 and 2013 exclude approximately $1.1 million and $50.9 million, respectively, of pre-tax expenses associated with the Entergy transaction. This increase was primarily due to higher professional services such as legal, advisory and financial services fees for various development initiatives along with higher compensation expenses associated with personnel additions.

Depreciation and amortization expenses of $128.0 million increased by $9.4 million for the year ended December 31, 2014 compared to the same period in 2013. This increase was primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $76.5 million were $10.7 million higher compared to the same period in 2013. This increase was due to capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2014 personal property taxes.

Interest expense of $185.6 million was $21.0 million higher compared to the same period in 2013. Amounts reported for the year ended December 31, 2014 and 2013 exclude approximately $1.0 million and $3.7 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. This increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the year ended December 31, 2014 was 38.2 percent compared to 36.5 percent for the same period in 2013. Amounts reported for the year ended December 31,

2014 and 2013 exclude income taxes of $30.4 million and $29.5 million, respectively, associated with adjustments to operating earnings noted previously.

Fourth Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, senior vice president, CFO and treasurer will discuss the fourth quarter results in a conference call at 11 a.m. Eastern on Thursday, February 26, 2015. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page. The conference call replay, available through March 3, 2015, and can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 80946022. The webcast will be archived on the ITC website.

Other Available Information

More detail about the year ended 2014 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. Through its regulated operating subsidiaries ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along approximately 15,600 circuit miles of transmission line. ITC’s grid development focus includes growth through regulated infrastructure investment as well as domestic and international expansion through merchant and other commercial development opportunities. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes that operating earnings, or GAAP earnings adjusted for specific items as described in the release that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding ITC’s underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013
OPERATING REVENUES	$231,097	$255,369	$1,023,048	$941,272
OPERATING EXPENSES
Operation and maintenance	31,888	28,915	111,623	112,821
General and administrative	27,949	38,342	115,031	149,109
Depreciation and amortization	33,427	31,013	128,036	118,596
Taxes other than income taxes	19,060	16,332	76,534	65,824
Other operating income and expense — net	(255)	(597)	(1,005)	(1,139)
Total operating expenses	112,069	114,005	430,219	445,211
OPERATING INCOME	119,028	141,364	592,829	496,061
OTHER EXPENSES (INCOME)
Interest expense — net	48,145	44,792	186,636	168,319
Allowance for equity funds used during construction	(5,960)	(4,844)	(20,825)	(30,159)
Loss on extinguishment of debt	131	—	29,205	—
Other income	(462)	270	(1,103)	(1,038)
Other expense	792	699	4,511	6,571
Total other expenses (income)	42,646	40,917	198,424	143,693
INCOME BEFORE INCOME TAXES	76,382	100,447	394,405	352,368
INCOME TAX PROVISION	29,644	23,510	150,322	118,862
NET INCOME	$46,738	$76,937	$244,083	$233,506
Basic earnings per common share	$0.30	$0.49	$1.56	$1.49
Reported diluted earnings per common share	$0.30	$0.48	$1.54	$1.47
Operating diluted earnings per common share	$0.48	$0.44	$1.85	$1.63
Dividends declared per common share	$0.163	$0.142	$0.610	$0.535

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Reported net income (GAAP)	$46,738	$76,937	$244,083	$233,506
After-tax Entergy transaction related expenses	113	(7,061)	714	24,823
After-tax liability for audit related refunds	2	82	134	273
After-tax debt extinguishment & consent solicitation fees	157	—	18,205	—
After-tax MISO regional base ROE rate refund liability	28,903	—	28,903	—
Operating earnings (non-GAAP)	$75,913	$69,958	$292,039	$258,602

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Reported diluted EPS (GAAP)	$0.30	$0.48	$1.54	$1.47
After-tax Entergy transaction related expenses	—	(0.04)	0.01	0.16
After-tax liability for audit related refunds	—	—	—	—
After-tax debt extinguishment & consent solicitation fees	—	—	0.12	—
After-tax MISO regional base ROE rate refund liability	0.18	—	0.18	—
Operating diluted EPS (non-GAAP)	$0.48	$0.44	$1.85	$1.63

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$27,741	$34,275
Accounts receivable	100,998	89,348
Inventory	30,892	31,986
Deferred income taxes	14,511	17,225
Regulatory assets	5,393	6,334
Prepaid and other current assets	7,281	12,370
Total current assets	186,816	191,538
Property, plant and equipment (net of accumulated depreciation and amortization of $1,388,217 and $1,330,094, respectively)	5,496,875	4,846,526
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $24,917 and $21,616, respectively)	48,794	49,328
Regulatory assets	223,712	182,105
Deferred financing fees (net of accumulated amortization of $15,972 and $15,261, respectively)	30,311	25,585
Other	37,418	36,998
Total other assets	1,290,398	1,244,179
TOTAL ASSETS	$6,974,089	$6,282,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$107,969	$111,145
Accrued payroll	23,502	21,930
Accrued interest	50,538	53,049
Accrued taxes	41,614	29,805
Regulatory liabilities	39,972	46,187
Refundable deposits from generators for transmission network upgrades	10,376	23,283
Debt maturing within one year	175,000	200,000
Other	14,043	13,980
Total current liabilities	463,014	499,379
Accrued pension and postretirement liabilities	69,562	53,704
Deferred income taxes	656,562	562,938
Regulatory liabilities	160,070	106,986
Refundable deposits from generators for transmission network upgrades	9,384	19,328
Other	17,354	14,064
Long-term debt	3,928,586	3,412,112
Commitments and contingent liabilities (Notes 4 and 16)
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 155,140,967 and 157,500,795 shares issued and outstanding at December 31, 2014 and 2013, respectively	923,191	1,014,435
Retained earnings	741,550	592,970
Accumulated other comprehensive income	4,816	6,327
Total stockholders’ equity	1,669,557	1,613,732
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,974,089	$6,282,243

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Twelve months ended
	December 31,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$244,083	$233,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	128,036	118,596
Recognition of and refund and collection of revenue accruals and deferrals — including accrued interest	(4,093)	(11,972)
Deferred income tax expense	90,373	76,703
Allowance for equity funds used during construction	(20,825)	(30,159)
Loss on extinguishment of debt	29,205	—
Other	17,697	17,864
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(11,869)	(16,312)
Inventory	1,094	5,371
Prepaid and other current assets	5,089	16,891
Accounts payable	(19,061)	17,638
Accrued payroll	525	1,619
Accrued interest	(2,511)	8,341
Accrued taxes	19,756	6,113
Tax benefit on the excess tax deduction of share-based compensation	(7,767)	(4,302)
Other current liabilities	(2,314)	1,630
Other non-current assets and liabilities, net	34,083	7,669
Net cash provided by operating activities	501,501	449,196
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(733,145)	(821,588)
Proceeds from sale of marketable securities	495	20,844
Purchases of marketable securities	(6,091)	(22,250)
Other	4,040	(3,294)
Net cash used in investing activities	(734,701)	(826,288)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	798,664	933,025
Borrowings under revolving credit agreements	1,660,000	1,090,100
Borrowings under term loan credit agreements	110,000	675,000
Retirement of long-term debt - including extinguishment of debt costs	(298,625)	(452,000)
Repayments of revolving credit agreements	(1,618,400)	(1,146,700)
Repayments of term loan credit agreements	(189,000)	(635,000)
Issuance of common stock	20,713	10,042
Dividends on common and restricted stock	(95,595)	(84,129)
Refundable deposits from generators for transmission network upgrades	5,833	32,281
Repayment of refundable deposits from generators for transmission network upgrades	(28,683)	(38,236)
Repurchase and retirement of common stock	(134,284)	(4,885)
Tax benefit on the excess tax deduction of share-based compensation	7,767	4,302
Advance for forward contract of accelerated share repurchase program	(20,000)	—
Return of unused advance for forward contract of accelerated share repurchase program	20,000	—
Other	(11,724)	1,380
Net cash provided by financing activities	226,666	385,180
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,534)	8,088
CASH AND CASH EQUIVALENTS — Beginning of period	34,275	26,187
CASH AND CASH EQUIVALENTS — End of period	$27,741	$34,275